Exhibit 10.1

Reverse Merger Agreement

Dated as of September 28, 2011

This letter confirms the agreement of Tennessee Materials, Inc., whose address is 1455 Bud Cleary Road, Stantonville, TN 38379, or any of its successors, assigns, subsidiaries or affiliates (collectively referred to herein as the “Company”) to effect a reverse merger (the “Merger”) with Stalar 2, Inc., a Delaware corporation (the “Reporting Company”), an entity controlled by Dr. Steven Fox, whose address is 317 Madison Avenue, Suite 1520, New York, NY 10017. The Merger shall be structured so that immediately following consummation of the Merger and any planned financing entered into in connection therewith, the previous shareholders of the Reporting Company, or their designees, shall continue to own shares of the Reporting Company equal to a total of five percent (5%) of the fully-diluted capital stock of the Reporting Company (calculated post-money, e.g. after any planned equity financing transaction involving the Reporting Company contemplated to occur prior to, simultaneously with, or immediately subsequent to, the Merger). Such shares shall be entitled to piggy-back registration rights, subject to standard cutbacks by underwriters.

This letter is a binding agreement (the “Agreement”) that evidences the parties’ agreement to consummate the Merger consistent with the terms and conditions outlined herein. Both parties acknowledge and agree that they shall negotiate in good faith and execute and deliver the definitive agreements to consummate the Merger. Additionally, the Company represents to the Reporting Company that its entry into this Agreement does not violate or breach any other agreements that the Company is currently a party to with any other third parties.

1.     Exclusive Dealing.

(a) The Company, the Company’s shareholders and the Company’s directors, officers, employees and agents: will not directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept, or consider any proposal of any other person relating to an acquisition or merger of the Company into an entity that is a reporting company under the Exchange Act of 1934, as amended, for a period of twelve months from the date hereof.

(b) The Company will immediately notify the Reporting Company regarding any contact between the Company, and any other person or entity regarding any such offer or proposal or any related inquiry.

2.     Costs; Escrow. The Company will be responsible for and bear all of the costs and expenses (including broker's or finder’s fees, investment banking fees, reasonable attorneys’ fees, accountants' fees and travel expenses approved by the Company) incurred, at any time in connection with pursuing or consummating the Merger and the transactions contemplated herein and the Company further agrees to reimburse and indemnify the Reporting Company and its officers and directors for all reasonable out of pocket expenses incurred in connection with the Merger, whether or not such transaction is actually consummated, up to a maximum of $12,500 (the “Fee Amount”). In consideration of the Reporting Company entering into this agreement, the Company has agreed to place the Fee Amount into the escrow account of the Reporting Company’s counsel. Upon the presentation of invoices and/or receipts by the Reporting Company’s accountants and attorneys relating to such costs and expenses, the Reporting Company’s counsel, as escrow agent, shall release such amounts from the escrowed funds. If the Company does not effect the Merger for any reason, other than the fault of the Reporting Company, the escrowed funds, less any funds previously disbursed, shall be paid to the Reporting Company as liquidated damages.

3.     No Fiduciary Relationship. It is understood and agreed that neither the Reporting Company, nor its officers or directors are acting as agent or fiduciary of, and have no liabilities to, the equity holders of the Company or any other third party in connection with this Agreement or the Merger, all of which liabilities are expressly waived.

4.     Initial Due Diligence. The Reporting Company, on the one hand, and the Company, on the other hand, shall have the right to perform initial due diligence (“Initial Due Diligence”) of the other party as it deems necessary and appropriate so that it can determine, in its sole and absolute discretion, whether the other party is a suitable candidate for the Merger. Reporting Company’s Initial Due Diligence may include without limitation consultation with the Company’s accountants and PCAOB-registered independent auditing firm regarding whether the Company’s financial statements can be audited in accordance with US GAAP and the requirements of the SEC. Either party shall have the right to terminate this Agreement upon giving notice to the other party, if it determines, in its sole and absolute discretion, that it is not satisfied with a material item discovered during the due diligence process (a “Due Diligence Exception”).

5.     Confidential Information.

(a)	For the purposes of this Agreement, the “Confidential Information” of one Party (the “Disclosing Party”) shall mean any and all documents, information, trade secrets or other data (whether recorded or otherwise), concerning such Party or any of its subsidiaries or other affiliates, their respective businesses, customers, potential customers, suppliers, partners, service providers, brokers, marketing plans, advertising, contracts, potential contracts, strategies, forecasts, pricing methods, practices, techniques, business plans, financial plans, research, development, purchasing, accounting, know-how, technical data, processes and product development.
(b)	Each Party that receives Confidential Information (a “Receiving Party”) of a Disclosing Party hereby agrees that it shall (i) hold in confidence all Confidential Information of the Disclosing Party and will not, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, appropriate or otherwise communicate any such Confidential Information, without the prior written consent of the Disclosing Party, and (ii) upon the request of the Disclosing Party, the Receiving Party shall deliver to the Disclosing Party all memoranda, notes, records, manuals and other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing the Disclosing Party’s Confidential Information, whether made or compiled by the Receiving Party or furnished to the Receiving Party from another source.
(c)	Notwithstanding the provisions of Section (b), either Party (a “Revealing Party”) shall have the authority to disclose Confidential Information about the Disclosing Party, to the extent that such disclosure is: (i) required by law; (ii) required by the rules and regulations of any governmental agency (including without limitation the U.S. Securities and Exchange Commission) or self-regulatory organization (“SROs”), including without limitation FINRA, the Over-the-Counter Bulletin Board, the Nasdaq Stock Market, the American Stock Exchange and the New York Stock Exchange; (iii) required by order of any arbitrator, mediator or court having jurisdiction over the Revealing Party; or (iv) information that has already become public through no action of the Revealing Party; and provided further that in the case of a disclosure under Sections 5(c)(i), (ii) or (iii), the Revealing Party shall give prompt written notice to the Disclosing Party so that the Disclosing Party may, in its sole and absolute discretion, but without affecting the right and obligations of the Revealing Party to make the disclosures required of it, seek to take action to limit the disclosures required of the Revealing Party.

6.      Indemnification. To the fullest extent permitted by law, the Company, on the one hand, and the Reporting Company, on the other hand, will, and hereby does, indemnify, hold harmless and defend the other party and such party’s directors, officers, employees, counsel, agents, representatives of, and each person, if any, who controls within the meaning of the Securities Act or the Exchange Act, the other party (each, an “Indemnified Person”), against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, attorneys’ fees, amounts paid in settlement or expenses, joint or several (collectively, a “Claim”) incurred in investigation, preparing or defending any action, claim, suit, inquiry, proceeding, investigation or appeal taken from the foregoing by or before any court or governmental, administrative or other regulatory agency or body, whether pending or threatened, whether or not an Indemnified Person is or may be a party thereto, to which any of them may become subject, insofar as such Claims arise out of or are based upon any breach of any of the respective representations, warranties, covenants and agreements contained in this Agreement. The indemnifying party shall reimburse the Indemnified Person, promptly as such expenses are incurred and are due and payable. This section shall survive termination of this Agreement.

7.     Independent Contractor. In the performance of the services provided under this Agreement and any other services one party may provide to the other, the parties shall act in the capacity of independent contractor and not as officer, employee, joint venture or partner of the other party.

8.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between the parties on the subject matter hereof. Except as otherwise provided herein, this Agreement may be amended or modified only in writing, executed by all of the parties hereto.

9.     Governing Law; Dispute Resolution. This Agreement will be governed by and construed under the laws of the State of New York but without regard to conflicts of laws principles. The Reporting Company, in its sole discretion, may commence a legal action or claim for specific performance against the Company in the State of New York. The Company hereby submits to the exclusive personal and subject matter jurisdiction of the federal or state courts located in the State of New York.

10.     Counterparts. This Agreement may be executed in one or more counterparts by delivery of an original or electronic copy of a signed counterpart, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.     Term and Termination. This Agreement shall be in effect for a period of 12 months from the date hereof; provided, however, in the event that one of the parties determines that there is a Due Diligence Exception, then such party shall have the right to immediately terminate this Agreement without any liability to the other party. Additionally, in the event that the Reporting Company terminates this Agreement in accordance with this Section, the Company shall be responsible to promptly reimburse the Reporting Company for all of its reasonable expenses incurred in connection with performing its duties pursuant to the terms of this Agreement, up to a maximum amount equal to the Fee Amount (less any amounts already paid out of the escrow account). Notwithstanding anything to the contrary contained in this Agreement, Section 5 (confidentiality) and Section 6 (indemnification) shall survive the termination of this Agreement for periods of seven years and three years from the date of this Agreement, respectively.

12.     Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent, if sent by electronic mail (with electronic receipt requested) or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day; (iii) three (3) calendar days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their address as set forth on the first page of this Agreement, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 12.

13. Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

14. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

15. Amendment. Any amendments to this Agreement shall be in writing, signed by both Parties.

VERY TRULY YOURS,

Stalar 2, Inc.

By: ___________________________

Dr. Steven R. Fox, President

ACKNOWLEDGED AND AGREED TO BY:

COMPANY:

TENNESSEE MATERIALS, INC.

By: ___________________________